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EXHIBIT 21.1

                                  PREVIO, INC.

                           SUBSIDIARIES OF REGISTRANT


Previo Europe, Limited, a United Kingdom limited corporation
OU Previo Estonia, an Estonia corporation
Stac Electronics, FSC, a Barbados corporation
Stac California, Inc., a California corporation